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EXHIBIT 2.4

                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT ("Agreement") is made and entered into this 7TH day of February, 2001 by and among GLOBAL INFORMATION GROUP USA, INC., a Delaware corporation (the "Company"), ADVA INTERNATIONAL INC., a Delaware corporation ("Buyer"), BIOTEL, INC. ("Biotel"), and BLANCO TACKABERY COMBS & MATAMOROS, P.A., a North Carolina professional corporation ("Escrow Agent").

         WHEREAS, the Company, Biotel and Buyer are parties to an Agreement of Stock Exchange dated June 15, 2000 (the "Exchange Agreement") pursuant to which the shareholders of the Company listed in the Exchange Agreement as Sellers (the "Sellers") would acquire 94.57% of the Outstanding Buyer Shares (as defined in the Exchange Agreement); and

         WHEREAS, pursuant to Section 5.13 of the Exchange Agreement, Buyer has agreed during the term of the Exchange Agreement to negotiate exclusively with the Company and the Sellers; and

         WHEREAS, the Exchange Agreement provides in Section 8.1.2 that it may be terminated by any of the parties if closing of the transaction ("Closing") does not occur on or prior to August 31, 2000; and

         WHEREAS, Section 8.1.2 of the Exchange Agreement was amended by an Amendment dated February 2, 2001 to extend the Closing Date to March 2, 2001; and

         WHEREAS, Buyer has agreed to extend the required closing date for the Exchange Agreement to 5:00 o'clock PM EST on March 2, 2001, and to cease all third party contacts until such time pursuant to Section 5.13 of the Exchange Agreement, provided that the Company deposits $50,000.00 in escrow with the Escrow Agent pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and conditions set forth below and other valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

         1. The Company shall deliver to the Escrow Agent for deposit in its trust account, within two business days from the execution and delivery of this Agreement by Buyer, the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) (the "Escrowed Funds"), to be delivered by wire transfer or by overnight delivery of certified or otherwise readily available funds. The Escrowed Funds shall be held by Escrow Agent in its non-interest bearing trust account pursuant to the terms of this Agreement. Upon Escrow Agent's receipt of the Escrowed Funds, Buyer and Biotel agree to cease all third party contacts until 5:00 o'clock PM EST on March 2, 2001, and to give the Company and Sellers the exclusive right and opportunity until such time to complete the exchange transaction contemplated by the Exchange Agreement.

         2. The Company agrees that the Company and the Sellers will close the transaction contemplated by the Exchange Agreement on or before March 2, 2001 at 5:00 p.m. (the "Closing Deadline"), provided that Buyer has complied with its material obligations pursuant thereto. If the Closing does not occur on or before the Closing Deadline because of the Company's or the Sellers' failure to comply with any of the material terms and conditions of the Exchange Agreement, Advanced Medical Products, Inc. Debtor-in-Possession ("AMP") shall be entitled to the Escrowed Funds. If the Closing Date occurs on or before the Closing Deadline, the Escrowed Funds shall be applied against and in reduction of the $300,000.00 payable to AMP at Closing.

         3. If the Closing has not occurred on or before the Closing Deadline because of the Company's or the Sellers' failure to comply with any of the material terms and conditions of the Exchange Agreement on or before the Closing Deadline, Buyer shall give written Notice to Escrow Agent and the Company demanding payment of the Escrowed Funds to AMP, and certifying that the Closing has not occurred on or before the Closing Deadline as required by this Agreement. The Company shall have until March 9, 2001 at 5:00 p.m. (the "Notice Deadline") to give written Notice to the Escrow Agent demanding return of the Escrowed Funds, and certifying that: (i) the Company and the Sellers have complied with all of the material terms and conditions of the Exchange Agreement on or before the Closing Deadline; and (ii) the transaction contemplated by the Exchange Agreement failed to close on or before the Closing Deadline

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         4. Unless the Escrow Agent has received the written Notice described in paragraph 3 from the Company prior to the Notice Deadline, Escrow Agent shall deliver the Escrowed Funds to AMP, pursuant to wiring or other delivery instructions to be provided by Buyer, on or before March 12, 2001. In the event the Escrowed Funds are paid to the Buyer, Buyer and AMP authorize Escrow Agent to withhold from the Escrowed Funds and to apply against the balance due the amount necessary to reimburse Escrow Agent for its fees and expenses related to its undertakings pursuant to this Agreement.

         5. If Escrow Agent has received Notice from the Company prior to the Notice Deadline and has not yet received a demand for disbursement from Buyer, Escrow Agent shall within two (2) business days deliver written Notice to Buyer stating that the Company has demanded the return of the Escrowed Funds. Buyer shall have five (5) business days after receipt of Notice from Escrow Agent to contest the disbursement of the Escrowed Funds to the Company by delivering written Notice to Escrow Agent pursuant to paragraph 3. If Escrow Agent has not received Notice from Buyer within such five-day period, Escrow Agent shall within two (2) business days thereafter disburse the Escrowed Funds to the Company per its written instructions.

         6. In the event of a dispute between Buyer and the Company as to disbursement of the Escrowed Funds, evidenced by conflicting Notices given by both parties to Escrow Agent pursuant to paragraph 3, Escrow Agent shall retain the Escrowed Funds in its trust account until both Buyer and the Company join in a written agreement as to disbursement, or until ordered to disburse the Escrowed Funds pursuant to the final order of a court of competent jurisdiction.

         7. In the event differences between the parties regarding disbursement of the Escrowed Funds are resolved by a court of competent jurisdiction or by an alternative method of dispute resolution, all costs and fees associated therewith shall be borne by the non-prevailing party.

         8. Escrow Agent shall have no liability to either party for actions taken by it in good faith, including without limitation, any payments made to the Company or to AMP.

         9. Escrow Agent shall have no responsibility except for the performance of its expressed duties hereunder and no additional duties shall be inferred or implied.

         10. Escrow Agent shall not be required to institute or defend any action involving matters referred to herein or which affect it or its duties or liabilities hereunder unless or until requested to do so by both parties and then only upon receiving full indemnity, in character satisfactory to Escrow Agent, against any and all claims, liabilities and expenses in relation thereto. In the event of any dispute among the parties with relation to Escrow Agent or its duties, (a) Escrow Agent may act or refrain from acting in respect to any matter referred to herein in full reliance upon and by and with the advice of counsel selected by it and shall be fully protected in so acting or in refraining from acting upon the advice of such counsel, or (b) Escrow Agent may refrain from acting until required to do so by an order of a court of competent jurisdiction.

         11. Should Escrow Agent desire to terminate this Agreement for any reason whatsoever, it may do so by giving thirty (30) days written notice to the other parties and Escrow Agent shall continue to hold any escrowed funds until either (a) a successor Escrow Agent shall have been appointed by mutual agreement of the parties, at which time Escrow Agent shall deliver all such escrowed funds to such successor escrow agent, or (b) Escrow Agent deposits the escrowed funds with the local clerk of court.

         12. The Company and Buyer, jointly but not severally, agree to indemnify and hold Escrow Agent harmless from and against all claims, suits, costs and expenses incurred by Escrow Agent in connection with this Agreement except as result from its willful neglect, gross negligence, bad faith or intentional misconduct.

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         13. All notices or other communications hereunder shall be in writing and shall be deemed given: (i) upon delivery if delivered personally; (ii) upon receipt of a confirmation of delivery by the sender if delivered by facsimile;
(iii) one (1) day after deposited with a reputable overnight delivery service; or (iv) three (3) days after deposited for delivery by certified or registered mail, return receipt requested, and addressed as follows:

                  If to the Company, to:

                  Global Information Group USA, Inc.
                  One Rockefeller Plaza, Suite 1420
                  New York, NY  10020
                  Fax No.:  (240) 266-6261

                  With a copy to:

                  Barry H. Genkin, Esquire
                  Blank Rome Comisky & McCauley LLP
                  One Logan Square
                  Philadelphia, PA  19103
                  Fax No.:  (215) 988-6910

                  If to Buyer, to:

                  ADVA International Inc.
                  6 Woodcross Drive
                  Columbus, SC  29212
                  Fax No.:  (803) 407-1967

                  With a copy to:

                  Escrow Agent, at the address below


                  If to Escrow Agent, to:

                  Blanco Tackabery Combs & Matamoros, P.A.
                  Attn:  Brian L. Herndon
                  P.O. Drawer 25008
                  Winston-Salem, NC  27114-5008
                  Fax No.:  (336) 761-1530


         14. Buyer shall be responsible for any fees charged by Escrow Agent.

         15. Capitalized terms used in this Agreement and not otherwise defined shall have the meaning given to them in the Exchange Agreement.

         16. This Agreement shall be governed by the laws of the State of North Carolina.

         17. The Company acknowledges that Escrow Agent has provided and will in the future provide legal representation to Buyer and to Biotel. Escrow Agent shall not, as a result of its service as Escrow Agent pursuant to this Agreement, be disqualified from representing any of its clients in any matter, including any matter relating to this Agreement, provided such representation is consistent with applicable rules of professional responsibility.
IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the date set forth in the preamble.

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                                         GLOBAL INFORMATION GROUP USA, INC.


                                By:      /s/Anthony E. Mohr
                                         ---------------------------------------
                                         Anthony E. Mohr, CEO / President


                                         ADVA INTERNATIONAL INC.


                                By:      /s/George Down
                                         ---------------------------------------
                                         George Down, President


                                         BIOTEL, INC.


                                By:      /s/Ronald Moyer
                                         ---------------------------------------
                                         Ronald Moyer, President


                                         BLANCO TACKABERY COMBS &
                                         MATAMOROS, P.A.


                                By:      /s/BLANCO TACKABERY COMBS & MATAMOROS
                                         ---------------------------------------